Exhibit 10.3

FORM OF CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, dated as of the 10th day of March, 2008, is made by and between Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”) and                                (the “Executive”).

WHEREAS, the Company recognizes that it is difficult to attract and retain highly qualified executives unless a certain degree of security can be offered to such individuals against organizational and personnel changes which frequently follow changes in control of a corporation; and

WHEREAS, even rumors of acquisitions or mergers may cause executives to consider major career changes in an effort to assure financial security for themselves and their families; and

WHEREAS, the Company desires to assure continuity of management and fair treatment of its executives in the event of a Change in Control (as defined below) and to allow them to make critical career decisions without undue time pressure and financial uncertainty, thereby increasing their willingness to remain with the Company notwithstanding the outcome of a possible Change in Control transaction; and

WHEREAS, the Company recognizes that its executives will be involved in evaluating or negotiating any offers, proposals or other transactions which could result in Changes in Control of the Company and believes that it is in the best interest of the Company and its stockholders for such executives to be in a position, free from personal financial and employment considerations, to be able to assess objectively and pursue aggressively the interests of the Company’s stockholders in making these evaluations and carrying on such negotiations; and

WHEREAS, the Board of Directors (the “Board”) of the Company believes it is essential to provide Executive with compensation arrangements upon a Change in Control that provide Executive with individual financial security and that are competitive with those of other corporations, and in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW THEREFORE, the parties, for good and valuable consideration and intending to be legally bound, agree as follows:

1.             Operation and Term of Agreement.  This Agreement shall be effective as of the date first set forth above.  This Agreement may be terminated by the Company upon 24 months’ advance written notice to Executive; provided, however, that after a Change in Control of the Company during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties under the Agreement are satisfied and the Protection Period has expired.  Prior to a Change in Control, this Agreement shall immediately terminate upon termination of Executive’s employment or upon Executive’s ceasing to be an officer of the Company.

2.             Certain Definitions.  For purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)           “Cause” means: (i) Executive’s continual or deliberate neglect in the performance of Executive’s material duties; (ii) Executive’s failure to devote substantially all of Executive’s working time to the business of the Company and its subsidiaries (other than as expressly permitted in a written employment agreement between the Company and Executive); (iii) Executive’s willful failure to follow the lawful directives of the Company’s Chief Executive Officer or Executive’s immediate supervisor in any material respect; (iv) Executive’s engaging willfully in misconduct in connection with the performance of any of Executive’s duties, including, without limitation, falsifying or attempting to falsify documents, books or records of the Company or its subsidiaries, misappropriating or attempting to misappropriate funds or other property, or securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company or its subsidiaries; (v) the violation by Executive, in any material respect, of any policy or of any code or standard of behavior or conduct generally applicable to employees of the Company or its subsidiaries; (vi) Executive’s breach of the material provisions of this Agreement or any other non-competition, non-interference, non-disclosure, confidentiality or other similar agreement executed by Executive with the Company or any of its subsidiaries or other active disloyalty to the Company or any of its subsidiaries (including, without limitation, aiding a competitor or unauthorized disclosure of confidential information); or (vii) Executive’s engaging in conduct which is reasonably likely to result in material injury to the reputation of the Company or any of its subsidiaries, including, without limitation, commission of a felony, fraud, embezzlement or other crime involving moral turpitude, or sexual harassment.

(b)           “Change in Control” means:

(i)            The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (iii)(A), (B) and (C) below;

(ii)           A majority of the individuals who serve on the Board as of the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)          Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 50% existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)          Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c)           “Change in Control Date” shall be any date during the term of this Agreement on which a Change in Control occurs.  Anything in this Agreement to the contrary notwithstanding, if Executive’s employment or status as an officer with the Company is terminated within six (6) months before the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately before the date of such termination.

(d)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)           “Disability” means a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Board.  The Company reserves the right, in good faith, to make the determination of disability under this Agreement based upon information supplied by Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

(f)            “Good Reason” means the occurrence of any of the following after the applicable Change in Control: (i) a reduction in Executive’s compensation; (ii) a relocation of the Company’s headquarters to a location more than twenty (20) miles from the location of the Company’s headquarters immediately prior to the Change in Control Date; (iii) a significant reduction in the then-effective responsibilities of Executive without Executive’s prior written consent (for this purpose, if the Company ceases to be a publicly-traded corporation, Executive will not be deemed to have suffered such a reduction in the nature and scope of his responsibilities solely because of the change in the nature and scope thereof resulting from the Company no longer being publicly-traded); or (iv) any failure by the Company to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 11(c) of this Agreement; provided that Executive gives written notice to the Company  of the existence of such a condition within ninety (90) days of the initial existence of the condition and the Company has at least thirty (30) days from the date when such notice is provided to cure the condition without being required to make payments under this Agreement.

(g)           “Protection Period” means the period beginning on the Change in Control Date and ending on the last day of the 18-month period following the Change in Control Date.

(h)           “Subsidiary” means a company 50 percent or more of the voting securities of which are owned, directly or indirectly, by the Company.

3.             Vesting Upon Change in Control.  If, during the Protection Period, Executive’s employment is terminated by the Company other than for Cause or Disability or other than as a result of Executive’s death or if Executive terminates his employment for Good Reason,  any and all Common Shares (as defined in Section 4(c)), options, restricted shares or other forms of securities issued by the Company and beneficially owned by Executive (whether granted before or after the date of this Agreement) that are unvested, restricted, or subject to any similar restriction that would otherwise require continued employment by Executive beyond the Change in Control Date in order to be vested in the hands of Executive shall vest automatically and become exercisable, or such restrictions shall lapse.

4.             Benefits Upon Termination Within a Protection Period.  If, during the Protection Period, Executive’s employment is terminated by the Company other than for Cause or Disability or other than as a result of Executive’s death or if Executive terminates his employment for Good Reason, the Company shall, subject to Sections 7 and 8, make the following payments to Executive:

(a)           All earned and determinable, but unpaid, wages and all earned and determinable, but unused, vacation through the date of Executive’s termination shall be paid to Executive in a lump sum in cash within ten (10) days after the termination of Executive’s employment;

(b)           A severance amount equal to one times Executive’s “Annual Compensation” shall be paid to Executive within ten (10) days after the termination of

Executive’s employment, to the extent such amount is less than or equal to two times the lesser of (i) the sum of Executive’s Annual Compensation during the year prior to the year that includes the effective date of termination, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code ($230,000 in 2008) (“Initial Amount”).  To the extent that the severance amount pursuant to this Section 4(b) exceeds the Initial Amount, the severance amount in excess of the Initial Amount shall be paid to Executive on the date that is the earliest of 6 months after Executive’s “separation from service” within the meaning of IRC Section 409A (a “Separation from Service”), Executive’s death, or such other date as will not result in such payment being subject to additional tax under Section 409A of the Code.  For purposes of this Section 4, “Annual Compensation” shall be an amount equal to the sum of (i) Executive’s annual base salary from the Company and its Subsidiaries (including scheduled base salary increases or increases that are budgeted and approved either by the Compensation Committee of the Board of Directors or by the Board of Directors of the Company in advance of the Change in Control Date), annualized for any partial year, in effect immediately prior to the Change in Control Date; and (ii) the annual bonus amount earned by Executive for performance in the last completed calendar year prior to the Change in Control Date for which bonuses have been paid or are payable (which annual bonus may be in the aggregate if Executive has earned more than one bonus payment for such calendar year);

(c)           Upon surrender by Executive (which surrender shall be at the sole option of Executive) of his outstanding options to purchase common shares of the Company (“Common Shares”) granted to Executive by the Company (the “Outstanding Options”), an amount in respect of each Outstanding Option (whether vested or not) equal to the difference between the exercise price of such Outstanding Option and the fair market value of the Common Shares at the time of such termination (but not less than the closing price for the Common Shares on NASDAQ, or such other national stock exchange on which such shares may be listed, on the last trading day such shares traded prior to the date of termination); and

(d)           Upon Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay, on Executive’s behalf, the portion of premiums of Executive’s group health insurance, including coverage for your eligible dependents, that the Company paid immediately prior to the date of termination (“COBRA Payments”) for the period that you are entitled to coverage under COBRA, but not to exceed twelve months (“COBRA Period”).  The Company will pay such COBRA Payments for Executive’s eligible dependents only for coverage for which those dependents were enrolled immediately prior to the Date of Termination.  Executive will continue to be required to pay that portion of the premium of Executive’s health coverage, including coverage for Executive’s eligible dependents, that Executive was required to pay as an active employee immediately prior to the date of termination.  Within 30 days following the end of the COBRA Period, the Company shall pay to Executive in a lump sum an amount equal to the product of (x) the amount of the COBRA payment paid on Executive’s behalf for the final month of the COBRA Period and (y) the number of months by which the Cobra Period was less than twelve.

5.             Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive, or other plans, practices, policies, or programs provided by the Company or any of its Subsidiaries and for which Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company or any of its Subsidiaries.  Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, practice, policy, or program of the Company or any of its Subsidiaries at or subsequent to the date of termination shall be payable in accordance with such plan, practice, policy, or program; provided, however, that Executive shall not be entitled to severance pay, or benefits similar to severance pay, under any plan, practice, policy, or program generally applicable to employees of the Company or any of its Subsidiaries.

6.             Full Settlement; No Obligation to Seek Other Employment; Legal Expenses.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against Executive or others.  Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.  The Company agrees to pay, within five days following timely written demand by Executive, but no later than the last day of the third calendar year following the calendar year in which Executive experiences a Separation from Service, all legal fees and expenses Executive may reasonably incur as a result of any dispute or contest (regardless of outcome) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement; provided that such legal fees and expenses are incurred on or before the last day of the second calendar year following the year in which Executive experienced a Separation from Service.  In any such action brought by Executive for damages or to enforce any provisions of this Agreement, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations under this Agreement, in Executive’s sole discretion.

7.             Tax-Related Adjustment.

(a)           Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Agreement) (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), such Payment shall be reduced as described below.  If the Payments are required to be reduced, they shall be reduced only to the extent required, to prevent the imposition upon Executive of any Excise Tax.  Executive shall determine which elements of the Payments shall be reduced to conform to the provisions of this Section 7.  Subject to the provisions of Section 7(b) below, all other determinations required to be made under this Section 7, including whether and when a reduction in Payments is required and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Board (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive.  If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control Event, the Board shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(b)           Executive shall take any position requested by the Company on Executive’s federal income tax returns with respect to the treatment of the Payment from the Company, the payment of any Indemnified Amount (as defined below), and the receipt of any refund or interest paid by the government to Executive as a result of a Contest (as defined below) (such position, a “Requested Position”), provided that: (i) the Company shall provide Executive with an opinion from nationally recognized accounting firm that there is “substantial authority” for the Requested Position within the meaning of Code Section 6662, and (ii) the general long term or senior unsecured corporate credit rating of the Company or its successor is at least BBB- as rated by Standard & Poors and Baa3 as rated by Moody’s Investor Services at the time Executive would be required to take a Requested Position or the Company places in an escrow account or otherwise provides security reasonably requested by Executive to ensure payment to Executive of the indemnity amount that could become due to Executive pursuant to the following sentence.  The Company shall indemnify Executive for any tax, penalty and interest incurred by Executive as a result of taking the Requested Position.  The amount for which Executive is indemnified under the preceding sentence (the “Indemnified Amount”) shall be computed on an after-tax basis, taking into account any income, Excise or other taxes, including interest and penalties.  Executive shall keep the Company informed of all developments in any audit with respect to a Requested Position.  Upon payment of the Indemnified Amount, or (if the Indemnified Amount is not yet payable) upon the Company’s written affirmation, in form and substance reasonably satisfactory to Executive, of the Company’s obligation to indemnify Executive with respect to the Requested Position, and provided part (ii) of the first sentence of this Section 7(b) is satisfied at such time, the Company shall be entitled, at its sole expense, to control the contest of any disallowance or proposed disallowance of a Requested Position (a “Contest”), and Executive agrees to cooperate in connection with a Contest, including, without limitation, executing powers of attorney and other documents at the reasonable request of the Company.  The Indemnified Amount shall be paid to Executive on or before the date that is ten (10) days prior to the date when Executive is legally required to remit such payment as a result of the disallowance of a Requested Position.  Following payment by the Company of the Indemnified Amount, if the Requested Position is sustained by the Internal Revenue Service or the courts, the Company shall be entitled to any resulting receipt of interest or refund of taxes, interest and penalties that were properly attributable to the Indemnified Amount.  If a Requested Position is sustained in whole or in part in a final resolution of a Contest, and if the Indemnified Amount therefore exceeds the amount of taxes, penalties and interest payable by Executive as a result of the Requested Position (determined on an after-tax basis after taking into account payments made pursuant to the preceding sentence and this sentence), any such excess portion of the Indemnified Amount shall be treated as a loan by the Company to Executive, which loan Executive must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, however, that if at the time the Company is to make such payment, a loan to Executive would not permitted under the Sarbanes-Oxley Act of 2002, as amended, because Executive continues to be an officer or director of the Company, the Company shall pursue such appeal in a manner that does not require Executive to make such excess payment to the applicable taxing authority.

8.             Code Section 409A Savings Provision.  Notwithstanding anything in this Agreement to the contrary, the following provisions related to payments treated as deferred compensation under Code Section 409A shall apply:

(a)           If, on the date of Executive’s Separation from Service, Executive is a “specified employee,” within the meaning of Sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(i) of the Code, and as a result of such Separation from Service Executive would receive any payment that, absent the application of these provisions, would be subject to the constructive receipt, interest, and additional tax provisions of Code Section 409A(a), then any such payment shall be made on the date that is the earliest of: (i) six (6) months after Executive’s Separation from Service, (ii) Executive’s date of death, or (iii) such other earliest date for which such payment will not be subject to such constructive receipt, interest, and additional tax.

(b)           If Executive would not have a Separation from Service and, as a result of Executive’s termination of employment, would receive any payment that, absent the application of this Section 8(b), would be subject to additional tax imposed pursuant to Section 409A of the Code, then such payment shall instead be payable on the date that is the earliest of (i) Executive’s Separation from Service, (ii) the date Executive becomes disabled (within the meaning of Section 409A(a)(2)(C) of the Code), (iii) Executive’s death, or (iv) such other earliest date for which such payment will not be subject to such constructive receipt, interest, and additional tax.

(c)           It is the intention of the parties that all amounts payable under this Agreement not be subject to the constructive receipt, interest, and additional tax resulting from the application of Code Section 409A.  To the extent such amounts could become subject to such constructive receipt, interest, and additional tax, the parties shall cooperate to amend this Agreement with the goal of giving Executive the same or equivalent value of the benefits described in this Agreement in a manner that does not result in such constructive receipt, interest, and additional tax.

9.             Confidentiality and Nonsolicitation Provisions.

(a)           Confidentiality.  Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its Subsidiaries, and their respective businesses, obtained by Executive during Executive’s employment by the Company or any of its Subsidiaries and that has not become public knowledge (other than by acts of Executive or Executive’s representatives in violation of this Agreement).  After the date of termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it.  In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

(b)           Non-Solicitation. Executive, for the twelve (12) month period immediately following the date of termination of Executive’s employment, shall not, either on his own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company; provided, however, that (i) a general solicitation or advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 9(b), and (ii) it shall not be a violation of this Section 9(b) for Executive to directly or indirectly solicit the employment of, or to hire, [his][her] current executive assistant.

(c)           Survival; Reformation. The provisions of this Section 9 shall survive the termination or expiration of this Agreement and Executive’s employment with the Company and shall be fully enforceable thereafter.  If it shall be finally determined that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of any state or jurisdiction, it is the intention of the parties that such restriction may be modified or amended to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

(d)           Remedies; Equitable Relief.  Should Executive violate the non-solicitation provisions of Section 9(b), Executive will be obligated to pay back to the Company all payments received pursuant to this Agreement and the Company will have no further obligation to pay Executive any payments that may be remaining due under this Agreement.  In the event that Executive breaches or threatens to breach any of the provisions of this Section 9, in addition to and without limiting or waiving any other remedies available to the Company under this Agreement, in law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce the provisions of this Section 9.

10.           Successors.

(a)           This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives or successor(s) in interest.  Executive may designate a successor (or successors) in interest to receive any and all amounts due Executive in accordance with this Agreement should Executive be deceased at any time of payment.  Such designation of successor(s) in interest shall be made in writing and signed by Executive, and delivered to the Company pursuant to Section 15(b).  This Section 11(a) shall not supersede any designation of beneficiary or successor in interest made by Executive, or separately covered, under any other plan, practice, policy, or program of the Company.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company or any successor and without regard to the form of transaction utilized to acquire the business or assets of the Company, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or parentage had taken place.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid (and any Parent of the Company or any successor) that is required by this clause to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement.

11.           Notice of Termination.  Any termination of Executive’s employment by the Company for Cause or by Executive for Good Reason shall be communicated by Notice of Termination to the other party given in accordance with Section 15(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice).

12.           Requirements and Benefits if Executive Is Employee of Subsidiary of Company.  If Executive is an employee of any Subsidiary of the Company, he shall be entitled to all of the rights and benefits of this Agreement as though he were an employee of the Company and the term “Company” shall be deemed to include the Subsidiary by whom Executive is employed.  The Company guarantees the performance of its Subsidiary under this Agreement.

13.           Release of Claims.  All payments under this Agreement will be contingent upon the execution of a Release of Claims by and between Executive and the Company in the form attached as Appendix A to this Agreement.

14.           Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  In the event of any conflict between this Agreement and the Company’s 1996 Stock Option Plan, 2000 Management Performance Common Stock Option Plan, 2002 Stock Incentive Plan, 2004 Performance Incentive Plan, 2007 Performance Incentive Plan, any incentive plan pursuant to which Executive has awards outstanding as of the date of this Agreement or any other incentive plan that is adopted by the Company following the date of this Agreement, the agreement or plan with the more favorable terms to Executive shall control for purposes of such conflict.  This Agreement supersedes all prior oral or written promises or agreements between the parties related to the subject matter hereof.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors and legal representatives.

(b)           All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the addresses for each party as first written above or to such other address as either party shall have furnished to the other in writing in accordance with this Section.  Notices and communications to the Company shall be addressed to the attention of the Company’s Corporate Secretary.  Notice and communications shall be effective when actually received by the addressee.

(c)           Whenever reference is made in this Agreement to any specific plan or program of the Company, to the extent that Executive is not a participant in the plan or program or has no benefit accrued under it, whether vested or contingent, as of the Change in Control Date, then such reference shall be null and void, and Executive shall acquire no additional benefit as a result of such reference.

(d)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)           The Company may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)            Executive’s failure to insist upon strict compliance with any provision of this Agreement shall not be deemed to be a waiver of such provision or any other provision.

IN WITNESS WHEREOF, Executive has set his hand to this Agreement and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed as of the day and year first above written.

RED ROBIN GOURMET BURGERS, INC.

By:
Name:
Title:

EXECUTIVE

[Name]

APPENDIX A

FORM OF GENERAL RELEASE

I,                                       , for good and valuable consideration, including the performance by Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”), of certain obligations under that certain Change in Control Agreement dated as of March 10, 2008 between myself and the Company (the “Change in Control Agreement”), do hereby release and forever discharge as of the date hereof, the Company and all present, future and former subsidiaries, affiliates, directors, officers, agents, attorneys, insurers, shareholders, representatives and employees of the Company (including all subsidiaries, affiliates, directors, officers, agents, attorneys, insurers, shareholders, partners, representatives and employees thereof), and the successors and assigns of each of them (collectively, the “Released Parties”) to the extent provided below.

1.             Except as provided in Section 2 below, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, damages (however styled, including compensatory, liquidated, punitive or exemplary damages), claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (from the beginning of the world through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators, representatives or assigns, have or may have, which arise out of or are connected with my employment or association with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993, as amended; the Civil Rights Act of 1866, as amended; the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), as amended (“ADEA”), subject to Section 15 below; the Worker Adjustment Retraining and Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; any applicable Executive Order Programs; the Fair Labor Standards Act, as amended; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).  As part of the release set forth in this Section 1, I fully and forever covenant not to sue or cause to be sued the Company or any other Released Party with respect to any Claims.

2.             This General Release shall not relinquish, diminish, or in any way affect (i) any accrued benefits under the terms of the Change in Control Agreement or any other plans or programs of the Company which are due to me, (ii) rights for indemnification as a director, officer or employee of the Company under the Company’s certificate of incorporation or bylaws for duly approved acts taken prior to the date of this General Release, subject to the provisions thereof, or (iii) rights under any director & officer insurance or similar insurance policies in effect prior to the date of this General Release.

3.             I represent that I have made no assignment or transfer of any Claims, or any other matter covered by Section 1 above.  I agree that I will indemnify, defend and hold harmless the Company from any and all Claims so assigned and transferred.  I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with the Company.  No child support orders, garnishment orders, or other orders requiring that money owed to me by the Company be paid to any other person are now in effect.

4.             In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied that are released by me.  I further acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action.  I agree that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release.  I therefore agree that in the event a Claim is brought seeking damages against me in violation of the terms of this General Release, or in the event a party should seek to recover against the other in any Claim brought by a governmental agency on such party’s behalf, this General Release shall serve as a complete defense to such Claims.  I further agree that I am not aware of any pending or threatened charge or complaint of the type described above as of the execution of this General Release.

5.             I agree that, by my signature below, I hereby resign from all positions, including any board memberships, related to the Company and its subsidiaries contemporaneously with the execution of this General Release.

6.             I understand that this General Release embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

7.             Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.             This General Release shall be binding in all respects upon, and shall inure to the benefit of, the heirs, successors and assigns of the parties hereto; provided that I acknowledge that I may not assign my rights under the this General Release without the prior written consent of the Company.  I agree, upon reasonable request of the Company, to execute, acknowledge and deliver any additional instrument or documents that may be reasonably required to carry out the intentions of this General Release.  This General Release may be executed in counterparts and facsimile signatures shall be originals for all purposes.

9.             I agree that this General Release shall be interpreted and construed in accordance with the laws of the State of Colorado and that any disputes arising under this General Release or by any asserted breach of it, or from the employment relationship between the Company and Executive, shall be litigated in the state or federal courts in Colorado and I consent to such jurisdiction.

10.           [Include if applicable]  I represent that I am over the age of forty (40).  As part of the release set forth in Section 1, I knowingly and voluntarily agree to waive any rights or claims arising out of or relating to the ADEA (the “ADEA Waiver”) and acknowledge that I have been informed of the following:

a.                                       I represent and acknowledge that I am waiving any and all rights or claims that I may have arising under the ADEA;

b.                                      I represent and acknowledge that I have been informed of my right to consult with an attorney regarding these ADEA rights, before executing this General Release;

c.                                       I know and understand that I am not waiving any rights or claims that may arise after the date this waiver of ADEA rights is executed;

d.                                      I know and understand that in exchange for the waiver of my rights under the ADEA, I am receiving consideration in addition to any consideration to which I am already entitled;

e.                                       BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND ACKNOWLEDGE THAT I HAVE BEEN INVITED AND ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.  I acknowledge and understand that I have been given a period of at least twenty-one (21) days in which to consider the terms of the ADEA Waiver provided to me; and

f.                                         I understand that I have the right to revoke this ADEA Waiver contained in this General Release at any time within seven (7) days after signing this General Release, by providing written notice to the following address:  Red Robin Gourmet Burgers, Inc., 6312 So Fiddlers Green Circle, Suite 200, Greenwood Village, CO 80111, Attention: General Counsel, and that, upon such revocation, this General Release will not have any further legal force and effect.  I further understand and agree that this General Release shall not become effective or enforceable until this seven day revocation period has expired.

By signing this General Release, I further represent and agree that:

(i)                                     I have read it carefully;

(ii)                                  I understand all of its terms and know that I am giving up important rights, including but not limited to, rights under Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; and the Employee Retirement Income Security Act of 1974, as amended;

(iii)                               I voluntarily consent to everything in this General Release;

(iv)                              I have been advised to consult with an attorney before executing this General Release and I have done so or, after careful reading and consideration I have chosen not to do so of my own volition;

(v)                                 I have signed this General Release knowingly and voluntarily and with the advice of any counsel retained to advise me with respect to this General Release;

(vi)                              I agree that the provisions of this General Release may not be amended, waived, changed or modified except by an instrument in writing signed by an authorized representative of the Company and by me.

DATE: , 20
[Executive]

Acknowledged and agreed to this            day of                               ,

Red Robin Gourmet Burgers, Inc.
a Delaware corporation

By:
Name:
Title: